EXHIBIT 10.01

[Kana Software, Inc. Letterhead]

September 9, 2005

Michael S. Fields

[Address]

Dear Mike:

I am pleased to offer you the position of Chief Executive Officer and Chairman of the Board for KANA Software, Inc.

This letter outlines the proposed terms of employment with KANA. Your start date will be effective Friday, August 26, 2005 (the “Start Date”). Your annual salary will be $360,000 paid semi monthly with annual target bonus for the first year of 65% of your annual salary (based on achievement of performance goals as approved by the Compensation Committee of the Company and to be paid annually upon approval of the Compensation Committee); provided that the KANA’s Board of Directors has the authorization to award an additional Bonus of up to 20% based on extraordinary performance. Additionally, should your employment with KANA be terminated by KANA (except for “Cause”) (i) if such termination occurs during the first 12 months of your employment, then KANA will pay to you an amount equal to three months salary in effect at the time of the termination, (ii) if such termination occurs during after the expiration of 12 months, then KANA will pay to you an amount equal to six months salary in effect at the time of the termination.

It has been recommended that you be granted an option to purchase 768,000 shares of stock as your hire grant divided into two grants:

(a)	The first grant (384,000 stock options) will vest over two (2) years commencing on the Start Date and be subject to a six (6) month cliff. Cliff for these options means that this option shall become exercisable for twenty-five percent (25%) of the shares upon your completion of six months of service and shall become exercisable for the balance of the shares in a series of eighteen (18) successive equal monthly installments upon your completion of each additional month of service over the eighteen (18) month period. As with all option grants, this grant will be governed by the terms set forth in the Company’s standard form of stock options plan and agreement. In the event of a change in control of 50% or more of the outstanding stock of the Company, and following such change you are not offered a similar position in the combined entity as held prior to the change of control, then 100% of the unvested shares of this first grant shall immediately vest.

(b)	The second grant (384,000 stock options) will vest over four (4) years commencing on the Start Date and be subject to a six (6) month cliff. Cliff for these options means that this option shall become exercisable for twelve and 1/2 percent (12.5%) of the Option Shares upon your completion of six (6) months of service and shall become exercisable for the balance of the Option Shares in a series of forty-two (42) successive equal monthly installments upon your completion of each additional month of service over the forty-two (42) month period. As with all option grants, this option will be governed by the terms set forth in the Company’s standard form of stock options plan and agreement. In the event of a change in control of 50% or more of the outstanding stock of the Company, and following such change you are not offered a similar position of the combined entity as held prior to the change of control, then 100% of the unvested shares of this second grant shall immediately vest only if such change in control event occurs after the first anniversary of your Start Date (August 26, 2006).

This grant will be processed through our Board of Directors and/or Compensation Committee after your Start Date. Please note that the Board of Directors and/or Compensation Committee will be considering option grants once the Company has filed its Annual Report on form 10-K and its Quarterly Reports on Form 10-Q and is back in compliance with SEC requirements. Because of this delay, the Company has agreed to create a “reference collar” for the options granted to you. For purposes of this offer, “reference collar” means that if the closing price of our common stock on the date on which your options are granted by the Compensation Committee is greater than the closing price on your Start Date, the number of shares for which your option may become exercisable will be increased by the relative percent difference in the grant date price and $1.63 (the closing price on your Start Date). Conversely, if the closing stock on the grant date is less than $1.63, then the number of shares for which your option may become exercisable will be decreased by the relative percent difference in the grant date price and $1.63.

The Company will provide to you the health, holiday, vacation and other benefits available to all its full time employees. Enclosed, for your review, is information related to some of the benefits.

Mike, we understand that you have other commitments. However, it is our expectation that you will devote all of your energy to the CEO position except for Board responsibilities at Imation and his on-going activities in St. Croix. To indicate your acceptance of this offer of employment, please sign below and return to me by Monday, October 3, 2005. Your employment at KANA is subject to your signing the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement. Your employment will not be governed by a written or oral contract. You will be an “at-will” employee, which means that either you or the Company may terminate your employment at any time, for any or no reason, and with or without notice. This at-will nature of your employment cannot be modified except in writing signed by an executive officer of KANA.

Mike, all of us welcome you in joining KANA and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at [phone number].

Sincerely,

/s/ Jerry Batt
Jerry Batt
Chairman, Compensation Committee

Accepted

Signature:	/s/ Michael S. Fields
Name:	Michael S. Fields
Date:	11/18/05